Patrizio & Zhao, LLC
Certified Public Accountants and Consultants	322 Route 46 West
Parsippany, NJ 07054
Tel: (973) 882-8810
Fax: (973) 882-0788
www.pzcpa.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the a Pre-Effective Amendment No. 1 to Registration Statement (Form S-1/A) pertaining to the registration of 21,578,753 shares of common stock of Tianyin Pharmaceutical Co., Inc. (formerly Viscorp, Inc.), of our report dated September 13, 2008 with respect to the financial statements of Tianyin Pharmaceutical Co., Inc. for the years ended June 30, 2008 and 2007, and our report dated April 28, 2009 with respect to the financial statements of Tianyin Pharmaceutical Co., Inc. for the quarters ended March 31, 2009 and 2008. We also consent to the reference to us under the heading “Experts” in the above referenced Registration Statement.

/s/ Partizio & Zhao, LLC

Patrizio & Zhao, LLC
Certified Public Accountants and Consultants

Parsippany, New Jersey
June 19, 2009